EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-83676, 333-83682, 333-137129 on Form S-8 of our reports dated March 17, 2008, relating to the consolidated financial statements and financial statement schedule of ManTech International Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of FASB Interpretation No. 48 and FASB Statement 123(R), new accounting standards), and the effectiveness of ManTech International Corporation’s internal control over financial reporting dated March 17, 2008, appearing in this Annual Report on Form 10-K of ManTech International Corporation for the year ended December 31, 2007.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

March 17, 2008